As filed with the Securities and Exchange Commission on November 17, 2017

Registration No. 333-211517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	400 Atlantic Street, 10th Floor Stamford, Connecticut 06901	84-1496755
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices including zip code)	(I.R.S. Employer Identification Number)

TWC Savings Plan

(Full title of the plan)

Richard R. Dykhouse
Executive Vice President, General Counsel and Corporate Secretary
Charter Communications, Inc.
400 Atlantic Street
Stamford, Connecticut 06901
(203) 905-7801
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                                Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)             Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Charter Communications, Inc. (the “Company”) hereby amends its Registration Statement on Form S-8 (File No. 333-211517) filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2016, as amended (the “Form S-8”), with respect to the shares of Class A common stock of the Company, par value $0.001 per share (the “Common Stock”), that may be issuable pursuant to the TWC Savings Plan (the “Plan”) and corresponding plan interests in the Plan.

On May 20, 2016, the Company filed the Form S-8 in connection with the consummation of transactions contemplated by the Agreement and Plan of Mergers dated as of May 23, 2015 (the “Merger Agreement”), by and among Time Warner Cable Inc. (“TWC”), Charter Communications, Inc. prior to the closing of the Merger Agreement (“Legacy Charter”), the Company, Nina Corporation I, Inc., Nina Company II, LLC and Nina Company III, LLC.

The Form S-8 related to, among other things, the registration of Common Stock issuable to participants in the Plan electing to invest in Common Stock through the Plan during payroll periods from the effective date of the Merger for so long as the Company continued to offer this alternative. Effective December 31, 2016, the Company terminated the alternative for participants in the Plan to invest in Common Stock through the Plan.

The Company is filing this Amendment No. 1 to deregister Common Stock under the Plan as registered pursuant to the Form S-8 but unissued to participants in the Plan, and the corresponding plan interests in the Plan. Although the Common Stock and related plan interests under the Plan are being deregistered, this Amendment No. 1 shall not serve to reduce the number of shares of Common Stock registered under the Form S-8 or the number of shares of Common Stock subject to issuance pursuant to the Form S-8 under the other plans that were listed therein.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on November 17, 2017.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President - Finance, Controller and
Chief Accounting Officer
No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.